Exhibit (h)(1)

Amended and Restated
Schedule A
to the
Administration and Fund Accounting Agreement
by and between
Lotsoff Capital Management Investment Trust
(f/k/a Lotsoff Capital Management Equity Trust)
and
UMB Fund Services, Inc.

        Intending to be legally bound, the undersigned hereby amend and restate this Schedule A to the Administration and Fund Accounting Agreement, dated October 29, 2003, by and between Lotsoff Capital Management Investment Trust and UMB Fund Services, Inc. as follows:

Name of Funds

Lotsoff Capital Management Micro Cap Fund
Lotsoff Capital Management Active Income Fund

Dated as of September 15, 2005

LOTSOFF CAPITAL MANAGEMENT INVESTMENT TRUST

By:  /s/ Margaret M. Baer

Name:  Margaret M. Baer

Title:  Treasurer and Secretary

UMB DISTRIBUTION SERVICES, LLC

By:  /s/ Constance Dye Shannon

Name:  Constance Dye Shannon

Title:  Senior Vice President and General Counsel